SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2001

FUELCELL ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14204	06-0853042
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Great Pasture Road, Danbury, Connecticut	06813

(Address of principal executive offices)	(Zip Code)

(203) 825-6000

(Registrant's telephone number, including area code)

ITEM 5. OTHER EVENTS.

     On May 31, 2001, the Registrant issued the following press releases:

Investor Contact:	Media Contact:
Joseph G. Mahler	Bill Baker
FuelCell Energy, Inc.	Baker Communications Group
(203) 825-6000	(860) 350-9100
jmahler@fce.com	wbaker@bakercg.com

FOR IMMEDIATE RELEASE

FuelCell Energy, Inc. Announces 100 Percent Stock Dividend

May 31, 2001, Danbury, Conn.,--FuelCell Energy, Inc. (NASDAQ: FCEL) announced that its Board of Directors has declared a 100 percent stock dividend on its common stock, having the effect of a two-for-one stock split.

Stockholders of record on June 12, 2001, will be entitled to one additional share of common stock for each share of the Company's common stock held on that date.

The payment date for the stock dividend will be June 19, 2001. On or about that date, certificates for the new shares will be mailed to stockholders by the Company's transfer agent, Continental Stock Transfer & Trust Company.

The Company has approximately 15,803,830 shares of its common stock outstanding as of May 30, 2001. As a result of the stock dividend, the Company will have approximately 31,607,660 shares of common stock outstanding.

About FuelCell Energy, Inc.
FuelCell Energy, Inc. (www.fuelcellenergy.com) is a world-recognized leader for development and commercialization of high efficiency fuel cells for electric power generation. The Company's Direct FuelCell® (DFC®) technology eliminates external fuel processing to extract hydrogen from a hydrocarbon fuel. This results in a product whose cost, combined with high efficiency, simplicity and reliability, results in product advantages for stationary power generation. FuelCell Energy is based in Danbury, CT. The Company has been developing DFC technology for stationary power plants with the U.S. Department of Energy through the National Energy Technology Laboratory, whose advanced fuel cell research program is focused on developing a new generation of high performance fuel cells that can generate clean electricity at power stations or in distributed locations near the customer, including hospitals, schools, data centers and other commercial and industrial applications.

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Investor Contact:	Media Contact:
Joseph G. Mahler	Bill Baker
FuelCell Energy, Inc.	Baker Communications Group
(203) 825-6000	(860) 350-9100
jmahler@fce.com	wbaker@bakercg.com

FOR IMMEDIATE RELEASE

FuelCell Energy Reports Second Quarter Results

May 31, 2001, Danbury, CT--FuelCell Energy, Inc. (NASDAQ: FCEL) today reported revenues of $6.5 million for the second quarter ended April 30, 2001, compared with revenues of $4.9 million in the same quarter of 2000, an increase of 32 percent. Net loss for the period was ($5.1 million) or ($0.32) per diluted share compared with a net loss of ($1.7 million) or ($0.13) per diluted share for the second quarter ended April 30, 2000.

For the six months ended April 30, 2001, revenues were $11.8 million, a 39 percent increase from revenues of $8.5 million for the same period in 2000. Net loss for the six months was ($7.9 million) or ($0.50) per diluted share compared with a net loss of ($1.7 million) or ($0.13) in the previous year.

Revenues increased in both the current quarter and the six months period due to a greater number of projects, including the Los Angeles Department of Water and Power, Mercedes-Benz, and Marubeni field trials, and the Clean Coal, Coal Mine Methane, Vision 21, Navy Phase II, and King County, Washington contracts. The net loss for both the three and six month periods reflects increased activities on field trials, cost shared contracts, and sales and marketing as the Company continues to invest in its fuel cell commercialization efforts.

The net change in cash and short term investments of $9.8 million in the current quarter reflect capital expenditures of $4.4 million for the planned expansion to 50MW of production capacity and $5.4 million related to operating activities.

"The increased attention on the needs for new sources of clean electric power and our nation's energy strategy has put an additional spotlight on the commercial potential of fuel cell power plants," said Jerry D. Leitman, president and CEO. "We have been working to meet the milestones that will enable our Direct FuelCell products to become an important part of the world's energy mix. During the second quarter we moved forward in several key areas that continue to place us at the forefront of stationary fuel cell power plant development and manufacturing."

Recent Highlights Include:

  Dedication of new manufacturing facility
  Start-up of second power plant in Europe by German partner
  Completion of fabrication of power plants for shipment to Mercedes and LADWP
  Completion of 400 kW test facility modifications for combined turbine/fuel cell operation
  Progress on Construction of Megawatt-Class Test Facility
  Submission of proposal for 26 MW project by Enron

Dedication of new manufacturing facility
In April, Connecticut Governor John G. Rowland joined employees and management in the dedication of the company's new manufacturing operation. The new 65,000-square foot facility, located in Torrington, Conn., allows for the expansion of manufacturing capacity of power plants to 50MW annually by the end of 2001. It has the potential to expand to an annual production capacity of more than 400 MW by 2004.

At the ceremony, the governor announced the State of Connecticut's intention to purchase a 250 kW Direct FuelCell power plant through the state's Clean Energy Fund.

Start-up of second power plant in Europe by German partner
FuelCell Energy's partner in Europe, the MTU Friedrichshafen GmbH unit of DaimlerChrysler, recently began operating a 250 kW Direct FuelCell® (DFC®) power plant at the Rhon-Klinikum Hospital in Bad Neustadt, Germany. The power plant is connected to the internal power supply system of the hospital, and will also provide heat energy. It contains DFCs manufactured by FuelCell Energy and configured in a power plant design by MTU. This unit is the second to be operated by MTU and follows the unit at the University of Bielefeld that has been in operation since November of 1999.

Completion of fabrication of power plants for shipment to Mercedes and LADWP
Earlier this year, two DFC modules were assembled and prepared for integration into complete power plants. During the quarter, the company completed assembly of those two power plants which will be shipped to customer sites for commercial field trials in the United States. The first unit will be sent to the Mercedes-Benz manufacturing facility in Alabama. The second is to go to the headquarters of the Los Angeles Department of Water and Power (LADWP).

Completion of 400 kW test facility modifications for combined turbine/fuel cell operation
Modifications to the company's 400 kW test facility have been completed and the microturbine has been installed. The facility will undergo shakedown operation with the turbine prior to delivery of the fuel cell stack, which will take place this summer. This project is part of a Vision 21 program contract with U.S. Department of Energy.

Progress on Construction of Megawatt-Class Test Facility
The Company continued construction of a facility in Danbury for testing and conditioning submegawatt and megawatt class power plants. This facility will serve as the "last-stop" for power plants after manufacturing and before shipment to customers.

Submission of proposal for 26 MW project by Enron
During the quarter, Enron, one of the company's partners, submitted a proposal along with the Connecticut Resources Recovery Authority (CRRA) to the Connecticut Department of Public Utility Control (DPUC) to supply 26 MW of FuelCell Energy DFC power plants to be sited at CRRA locations in the state. The project is currently under review by the DPUC with hearings and any decisions expected later this summer.

A conference call is scheduled for today at 5:00 p.m. E.D.T. to review results and discuss the company outlook. Listeners can gain access to the call live over the Internet by clicking http://www.vcall.com/NASApp/VCall/EventPage?ID=74965 or http://www.fce.com. A playback version will be available for seven days after the call by calling 719-457-0820, confirmation number 644221.

About Direct FuelCells®
Direct FuelCells generate electricity with no combustion. They are, in effect like large, continuously operating batteries that generate electricity as long as fuel, such as natural gas, is supplied. Since the fuel is not burned, there is no pollution commonly associated with the combustion of fossil fuels. Also, the high efficiency leads to more electric power from less fuel and with less carbon dioxide emissions

About FuelCell Energy, Inc.
FuelCell Energy, Inc. (www.fuelcellenergy.com) is a world-recognized leader for development and commercialization of high efficiency fuel cells for electric power generation. The Company's Direct FuelCell® (DFC®) technology eliminates external fuel processing to extract hydrogen from a hydrocarbon fuel. This results in a product whose cost, combined with high efficiency, simplicity and reliability, results in product advantages for stationary power generation. FuelCell Energy is based in Danbury, Conn. The Company has been developing DFC technology for stationary power plants with the U.S. Department of Energy through the National Energy Technology Laboratory, whose advanced fuel cell research program is focused on developing a new generation of high performance fuel cells that can generate clean electricity at power stations or in distributed locations near the customer, including hospitals, schools, data centers and other commercial and industrial applications.

This press release contains forward-looking statements, including statements regarding the Company's plans and expectations regarding the development and commercialization of its fuel cell technology. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, the risk that commercial field trials of the Company's products will not occur when anticipated, general risks associated with product development, manufacturing, changes in the utility regulatory environment, potential volatility of energy prices, rapid technological change, and competition, as well as other risks set forth in the Company's filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statement is based.

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FUELCELL ENERGY, INC.
Consolidated Condensed Balance Sheets
(Dollars in thousands, except per share amounts)

	(unaudited)
	April 30,	October 31,
	2001	2000

ASSETS:

Current assets:
Cash and short term investments	$58,976	74,754
Accounts receivable	4,518	3,459
Inventories	2,247	305
Deferred income taxes	117	291
Other current assets	888	596

Total current assets	66,746	79,405

Property, plant and equipment, net	16,989	9,794
Other assets, net	1,780	1,829

Total assets	$85,515	91,028

LIABILITIES AND SHAREHOLDERS' EQUITY

Current portion of long-term debt	$1,550	1,625
Accounts payable	3,897	1,626
Accrued liabilities	3,859	3,557
Deferred license fee income	188	38
Customer advances	811	742

Total liabilities	10,305	7,588

Minority interest	--	189

Shareholders' equity:
Common Stock	2	2
Additional paid-in capital	86,859	87,035
Accumulated deficit	(11,651)	(3,786)

Total shareholders' equity	75,210	83,251

Total liabilities and shareholders' equity	$85,515	91,028

FUELCELL ENERGY, INC.
Consolidated Condensed Statements of Loss
(Dollars in thousands, except per share amounts)
(unaudited)

	Three months ended

	April 30, 2001	April 30, 2000

Revenues:
Research and development contracts	$4,414	3,986
Product sales and revenues	2,079	950

Total revenues	6,493	4,936

Costs and expenses:
Cost of product sales and revenues	5,515	1,313
Administrative and selling expenses	2,292	1,774
Depreciation	377	380
Research and development (a)	4,265	3,353

Total costs and expenses	12,449	6,820

Loss from operations	(5,956)	(1,884)

License fee income, net	66	67
Interest Expense	(28)	(33)
Interest Income and other	845	142

Loss before taxes	(5,073)	(1,708)

Tax provision	--	--

Net loss	$(5,073)	(1,708)

Basic and diluted loss per share	$(0.32)	(0.13)

Basic and diluted shares outstanding	15,794,575	13,075,458

(a) Includes costs of:
Research and development under contracts	$3,799	2,761
Research and development costs	466	592

	$4,265	3,353

FUELCELL ENERGY, INC.
Consolidated Condensed Statements of Loss
(Dollars in thousands, except per share amounts)
(unaudited)

	Six months ended

	April 30, 2001	April 30, 2000

Revenues:
Research and development contracts	$9,219	7,487
Product sales and revenues	2,607	1,049

Total revenues	11,826	8,536

Costs and expenses:
Cost of product sales and revenues	7,747	1,416
Administrative and selling expenses	4,529	2,444
Depreciation	754	765
Research and development (a)	8,660	5,886

Total costs and expenses	21,690	10,511

Loss from operations	(9,864)	(1,975)

License fee income, net	135	130
Interest Expense	(61)	(70)
Interest Income and other	1,925	214

Loss before taxes	(7,865)	(1,701)

Tax provision	--	2

Net loss	$(7,865)	(1,703)

Basic and diluted loss per share	$(0.50)	(0.13)

Basic and diluted shares outstanding	15,773,138	12,869,574

(a) Includes costs of:
Research and development under contracts	$7,177	4,623
Research and development costs	1,483	1,263

	$8,660	5,886

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUELCELL ENERGY, INC.

Date: May 31, 2001	By: /s/ Joseph G. Mahler
Joseph G. Mahler
Chief Financial Officer